Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 * Fort Lee * NJ 07024
P.O. Box 436402 * San Diego * CA 92143-6402
619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 27, 2013, on the audited financial statements of Advanced Credit Technologies Inc. as of December 31, 2012 and for the year then ended in Form 10-K  that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
______________________

Stan J.H. Lee, CPA
March 31, 2013
Fort Lee, NJ 07024 US